Exhibit 10.9

NOTE CONVERSION AGREEMENT

THIS NOTE CONVERSION AGREEMENT (the “Agreement”) is entered into as of March 13, 2009, by and among IGI Laboratories, Inc. (f/k/a IGI, Inc.), a Delaware corporation (the “Company”) and Pinnacle Mountain Partners, LLC, a New Hampshire limited liability company (the “Holder”).

WHEREAS, the Holder holds that certain Third Amended and Restated Revolving Note, dated March 13, 2009 issued by the Company in the principal amount of Five Hundred Thousand Dollars ($500,000.00) (the “Note”); and

WHEREAS, the Company is party to that certain Securities Purchase Agreement (the “Purchase Agreement”) dated as of even date herewith, pursuant to which the Company has agreed to issue and sell to each of the investors party thereto certain securities of the Company (the “PIPES Transaction”); and

WHEREAS, subject to the terms and conditions set forth herein, the Company and the Holder desire to convert the Note into shares of Common Stock (the “Conversion”);

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.

Conversion of Notes; Issuance of Common Stock.

1.1

Conditioned upon the receipt of the Stockholder Approval described in Section 1.2 below, the Holder hereby irrevocably agrees to convert the principal amount of the Note into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a conversion rate of $0.41 per share of Common Stock (the “Conversion Shares”).  In consideration of the foregoing, Holder agrees that, upon receipt of the Conversion Shares, the obligations and liabilities of the Company to repay the principal amount of the Note will be deemed satisfied and paid in full.

1.2

The Company hereby agrees to submit the Conversion and the issuance of the Conversion Shares for stockholder approval pursuant to Part VII of the Amex Company Guide, at the Company’s 2009 annual stockholders’ meeting (the “Stockholder Approval”), and, the parties hereto agree that, immediately upon receipt of such Stockholder Approval, the Company shall promptly issue the Conversion Shares to the Holder and upon the issuance of such Conversion Shares and the payment of any then accrued but unpaid interest, the Note shall be deemed to be of no further force or effect.

1.3

In the event that the Company is informed by representatives of the NYSE Euronext that this Agreement, or the transactions contemplated hereby, will preclude the Holder, Jane Hager or any of her or its affiliates, from voting to approve the PIPES Transaction as required pursuant to Section 712 of the of the Amex Company Guide, at the Company’s 2009 annual stockholders’ meeting, then the Company may, but shall not be required to, unilaterally terminate this Agreement prior to receipt of the Shareholder Approval without notice to the Holder, in which case the Note shall remain outstanding and this Agreement will be of no further force or effect.

2.

Miscellaneous.

2.1

None of the provisions of this Agreement may be waived, changed or terminated orally or otherwise, except as specifically set forth herein or except by a writing signed by the Company and Holder.

2.2

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

2.3

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent there unto duly authorized, this Conversion Agreement as of the date first above written.

IGI LABORATORIES, INC.

By:	/s/ Rajiv Mathur
Name:	Rajiv Mathur
Title:	President and CEO

PINNACLE MOUNTAIN PARTNERS, LLC

By:	/s/ Jane E. Hager, Pres.
Name:	Jane E. Hager
Title:	President

Signature Page to Note Conversion Agreement